Exhibit 23

MOSS ADAMS LLP
Certificed Public Accountants

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Pacifica Bancorp, Inc.

We consent to the incorporation by reference, into the Form S-8 Registration Statement filed by Pacifica Bancorp, Inc. on this date, of our report dated February 1, 2002, which appears in Pacifica Bancorp, Inc.’s annual Report on Form 10-KSB as of and for the fiscal year ended December 31, 2001.

/s/ MOSS ADAMS LLP

Bellingham, Washington
March 22, 2002